Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 5, 2002, incorporated by reference in this Form 10-K/A, into the Company's previously filed Registration Statements on Form S-3 (Nos. 333-56476, 333-67822, 333-68400, 333-67067, 033-60406, 033-57167, 033-39466, 333-86299, 333-34609, 333-29657, 333-14869, 033-59235, and 033-59237) and on Form S-8 (Nos. 333-68042, 333-68040, 333-68044, 333-67820, 333-66233, 033-45525, 033-50260, 033-45074, 033-52094, 333-19671, 333-91305, 333-94955, 333-30742, 333-29819, 033-36694 and 333-77703). It should be noted that we have not audited any financial statements of Aquila, Inc. subsequent to December 31, 2001, or performed any audit procedures subsequent to the date of our report.

/s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri
April 26, 2002